EXHIBIT 1.01


                                  TERMS AGREEMENT


                                      May 30, 1995


  Commercial Credit Company
  300 St. Paul Place
  Baltimore, Maryland 21202

  Attention:  Chief Financial Officer
              -----------------------

  Dear Sirs:

                  We understand that Commercial Credit Company, a Delaware corporation (the "Company"), proposes to issue and sell $200,000,000 aggregate principal amount of its debt securities (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, the underwriters (the "Underwriters"), for whom CS First Boston Corporation is acting as representative (the "Representative"), offer to purchase the Securities at 99.558% of the aggregate principal amount thereof, plus accrued interest from June 1, 1995 to the date of payment and delivery. The Closing Date shall be June 6, 1995, at 8:30 A.M. at the offices of the Company, 388 Greenwich Street, 20th Floor, New York, New York 10013.

                  The Securities shall have the following terms:

             Title:              6-5/8% Notes due June 1, 2015
             Maturity:           June 1, 2015
             Interest Rate:      6-5/8% per annum
             Interest Payment
               Dates:            June 1 and December 1, commencing December 1,
                                 1995
             Initial Price to
               Public:           100% of the principal amount thereof, plus
                                 accrued interest from June 1, 1995 to the date
                                 of payment and delivery
             Redemption
               Provisions:       The Securities are not redeemable by the
                                 Company prior to maturity. The holders of the Securities have an option to require the Company to





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                                 repurchase the Securities on June 1, 2002 at
                                 100% of their principal amount together with interest payable to the date of repurchase, exercisable as set forth in the Company's Prospectus Supplement dated May 30, 1995. The repurchase option may be exercised by a holder of Securities for less than the entire principal amount thereof provided the principal amount which is to be repurchased is equal to $1,000 or an integral multiple thereof.


             Additional terms:   The Regular Record Dates are May 15 and
                                 November 15. The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The
                                 Depository Trust Company ("DTC") or its
                                 nominee.  Beneficial interests in the
                                 Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of beneficial interests in Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Company's
                                 Prospectus Supplement dated May 30, 1995.
                                 Principal and interest on the Securities shall be payable in United States dollars. The provisions of Section 403 of the Indenture relating to defeasance shall apply to the Securities.

                  All the provisions contained in the document entitled "Commercial Credit Company-Debt Securities-Underwriting Agreement Basic Provisions" and dated November 28, 1989 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.




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


                  Basic Provisions varied with respect to this Terms Agreement:
  (a) Immediately prior to the first parenthesis in the fourth sentence of the first paragraph, add the following: ", as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto"; (b) In the first line of Section 2(a), delete "(33-28723)" and insert in lieu thereof "(33-59415), including a prospectus (which prospectus also relates to $150,000,000 aggregate principal amount of securities of the Company previously registered on a registration statement on Form S-3 (33-56553))" and any reference in the Basic Provisions to a registration statement shall be deemed a reference to such registration statements on Form S-3; (c) In the fifth line of the third paragraph of
  Section 3, delete the phrase "New York Clearing House (next day)" and insert in lieu thereof "federal or other same day"; and (d) In the fourteenth line of the third paragraph of Section 3, delete the word "definitive" and insert in lieu thereof "global."

                  Charles O. Prince, III, Esq. is counsel to the Company. Dewey Ballantine is counsel to the Underwriters.

                  The Securities will be made available for checking and packaging at the designated office of Citibank, N.A. at least 24 hours prior to the Closing Date.




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                  Please accept this offer no later than 9:00 o'clock P.M. on
  May 30, 1995, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

                  "We hereby accept your offer, set forth in the Terms Agreement, dated May 30, 1995, to purchase the Securities on the terms set forth therein."

                                      Very truly yours,

                                      CS FIRST BOSTON CORPORATION,
                                      as Representative


                                          By:  /s/ Lee Einbinder
                                              -----------------------
                                              Name:  Lee Einbinder
                                              Title: Director


  ACCEPTED:

  COMMERCIAL CREDIT COMPANY



  By:  /s/ Firoz B. Tarapore
      ---------------------------
      Name:  Firoz B. Tarapore
      Title: Vice President and
              Treasurer




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  Underwriter                              Principal Amount
  -----------                              ----------------


  CS First Boston Corporation                   $190,000,000

  Trilon International Inc.                       10,000,000








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